EXHIBIT 99

                                 [International DisplayWorks, Inc. Logo Omitted]

599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwk.com


    International DisplayWorks, Inc. Signs Commitment Letter for $20 Million
          Revolving Credit Line With Wells Fargo HSBC Trade Bank N.A.

FOR IMMEDIATE RELEASE

For additional information contact:
Tom Lacey, CEO                              or       Matthew Hayden, President
International DisplayWorks, Inc.                     Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

Rocklin, CA - February 22, 2005. International DisplayWorks, Inc. ("IDW") (Nasdaq: IDWK) today reported it has signed a commitment letter for a new $20 million revolving credit line with Wells Fargo HSBC Trade Bank N.A. The new line will replace an existing $5 million asset-based line of credit and will provide additional working capital along with more favorable terms. The credit line is subject to the execution of final agreements, which IDW expects to be completed by the end of March 2005.

IDW's Chief Executive Officer, Tom Lacey, commented, "This expanded credit line, which carries more flexibility than our previous credit facility will provide additional working capital to fund our ongoing growth. The increase in available credit will allow us to better meet demand for new orders and to support capital requirements - including the ramp-up of our new manufacturing facility -- and should satisfy our capital needs through at least the next year to eighteen months, based on current and anticipated requirements. We are pleased a bank the caliber of Trade Bank has sufficient confidence in our operations and expectations to offer this enhanced credit line, and we look forward to a long and mutually beneficial relationship with the Trade Bank. We also wish to thank the Wells Fargo Business Credit division for the professionalism and support they demonstrated on our previous credit line. We are pleased to keep our business with the Wells Fargo & Company family."

About The Wells Fargo HSBC Trade Bank N.A.
The Wells Fargo HSBC Trade Bank N.A. is an equity joint  venture  between  Wells

Fargo & Company and the HSBC Group. The only nationally chartered bank dedicated exclusively to international trade, the Trade Bank offers US companies the advantages of both global reach and comprehensive financial services.

Wells Fargo & Company is a diversified financial services company with $420 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"- rated bank in the United States. Visit Wells Fargo at www.wellsfargo.com

HSBC Holdings plc is headquartered in the UK. The HSBC Group serves over 110 million customers worldwide from more than 9,500 offices in 79 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and Africa. With assets of US$1,034 billion at 31 December 2003, HSBC is one of the world's largest banking and financial services organizations. HSBC is marketed worldwide as `the world's local bank'. Visit HSBC at www.hsbc.com

About International  DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately more than 2,400 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.